Exhibit 10.2

PERSONAL AND CONFIDENTIAL

REVISED
OVERSEAS CONTRACT

January 4, 2005

Mr. Wilson Sun
42b Kadoorie Avenue
Kowloon, Hong Kong

Dear Wilson:

The conditions and terms of your assignment in Hong Kong as President, Asia Pacific for York International Corporation effective January 1, 2005 are detailed as follows:

1. DEFINITIONS

A.	“Family” is the employee’s spouse, unmarried dependent children, and other persons living with the employee who are considered dependents as defined by income tax regulations.

B.	“Foreign Location” is a location situated outside of the employee’s home country.

C.	“Home Country” is normally the employee’s country of citizenship, or the country of the employee’s permanent home residence immediately prior to being assigned to a foreign location, as established by York International Corporation prior to commencement of the foreign assignment. For the purpose of the O.R.C. (Organization Resources Counselors, Inc.) International Compensation Tables, the “home country” is defined as “U.S.A.”.

D.	“Point of Origin” is that home country location to which York International Corporation assumes the obligation to return the employee at certain times during the foreign assignment, and at completion of assignment or termination. The employee and York International Corporation shall designate the point of origin, which will remain unchanged during the period of foreign assignment.

2. PHYSICAL EXAMINATION

Once annually during the period of assignment, the employee is eligible for a physical examination at York International Corporation’s expense. The examination should be scheduled to coincide with home leave or business trips to the home country.

3. IMMUNIZATIONS AND INOCULATIONS

The employee shall obtain, at York International Corporation’s expense, the immunizations and inoculations required for travel through and/or residence in a foreign country.

4. PASSPORTS AND VISAS

Necessary passports and visas for the employee shall be obtained by the employee at York International Corporation’s expense.

5. RELOCATION ALLOWANCE AND REIMBURSEMENTS

A. Shipment and Storage of Household Goods

York International Corporation will pay the costs of packing, unpacking, insuring, transporting and storage of furniture, household goods and personal effects. Personal items and household goods of immediate use only may be shipped air freight to the new location. All other goods and furniture shall be shipped by Sea Freight up to a maximum of 10,000 pounds and limited to one shipment from one location.

Prior to shipping goods to the foreign location, the employee shall submit a detailed list of all items to be shipped, showing the value of each item. This list is required for shipping, customs clearance and personal property reimbursement should emergency evacuation later be necessary.

B. Travel

York International Corporation will pay for business class air accommodations between the employee’s point of origin and the foreign location for the employee and accompanying family members. The employee and family members will be reimbursed for excess baggage charges for up to one additional suitcase per traveler.

The employee and accompanying family members will be reimbursed for incidental travel expenses including baggage handling and gratuities, and local ground transportation at departure, stopover and terminal points. All expenses shall be submitted for reimbursement on properly documented expense reports.

Time spent in transit in excess of normal air travel time will be deducted from the employee’s vacation time.

C. Temporary Housing

Should the employee be required to vacate the home country residence prior to departure for the foreign location, due to rental/sale of the residence and/or lack of household furnishings, the employee shall be reimbursed for the cost of temporary housing and reasonable living expenses for a maximum of two (2) weeks.

Upon arrival at the foreign location, the employee shall be reimbursed for temporary housing and living expenses incurred for a period not to exceed thirty (30) days.

6. COMPENSATION

A. Base Salary

The employee’s base salary shall be determined by the standards applied to positions comparable to the employee in the employee’s home country. Any merit increases shall be based on performance and position in the salary range. Your Base Salary will be $335,000 U.S. annually, effective January 1, 2005.

B. Annual and Long-Term Incentives

The employee will participate in the Senior Management Incentive Plan and Asia Profit Sharing Plan (annual bonus) as well as York International’s executive long-term incentive programs consisting of a mid-term plan and equity awards.

C. Housing

Employee will receive a housing allowance of $10,000 per month and payable in Hong Kong.

D. Post Differential

The post differential is designed to ensure that the employee experience the same purchasing power for goods and services at the foreign assignment that they would experience in the home country. If the cost of the goods and services is greater in the foreign location than the employee’s home country, the differential is positive. The allowance will be negative if the cost of goods and services is lower. The amount of the differential is established by O.R.C. location tables according to base salary level and family size, and is paid or deducted monthly. The post differential is currently $4,552/month.

The post differential becomes effective the day the employee moves into foreign location housing, and terminates the day they leave that housing at the end of the foreign assignment.

F. O.R.C. Revisions

New O.R.C. tables are published when O.R.C. conducts a periodic pricing review in the home country or foreign location, or when exchange rates vary significantly. York International Corporation will review the latest tables in January and July of each year and adjust any allowance and post differential up or down in accordance with the O.R.C. tables and recommendations.

G. Other Required Deductions

Required payments to home country social insurance or retirement programs and the employee’s contribution to York International Corporation sponsored benefit programs will be deducted from the home country portion of the employee’s compensation.

The employee will be reimbursed for any payments required by foreign government programs from which the employee will not receive full benefit.

7. TAX COUNSEL

York International Corporation will reimburse the costs of a professional tax counselor to assist the employee in preparing required tax returns in Hong Kong and any other jurisdictions where tax returns are due. In addition, employee will be required to report to YORK on a semi-annual basis any business travel to the U.S. to facilitate U.S. tax compliance. Note, however, that the employee is solely responsible for filing any required foreign and home country tax returns and payments of all applicable taxes.

8. BENEFITS

A. Coverage

The employee will participate in CIGNA International medical, dental, vision and prescription drug plans at no cost. The employee will also continue to participate in any supplemental accident insurance and long-term disability insurance plans, as well as the York International Retirement and Investment Plan.

B. Calculations

For any benefit program where contributions are calculated according to salary, only the employee’s base salary shall be used in such calculation. Retirement benefits shall be calculated on base salary and cash bonus (if applicable) only.

C. Foreign Location Benefits Payments

If the employee receives an allowance or any other social benefit payment from the foreign location government, such payment shall be returned to York International Corporation.

D. Cash Advances for Medical Charges

Should the employee require extensive medical care which results in substantial charges at the foreign locations which must be paid in advance, the Vice President Human Resources may approve a cash advance to cover required advance medical payments.

E. Worker’s Compensation

In the event that the employee sustains a work-related accident or injury at the foreign location, the Vice President Human Resources shall ensure that the employee receives treatment and compensation at least equal to that which the employee would have received had the accident or injury been sustained in the home country. If foreign government compensation is inadequate, York International Corporation will make any necessary payments to the employee to ensure equitable treatment.

9. HOME LEAVE, VACATION TIME AND HOLIDAYS

A. Home Leave

The employee is eligible for Home Leave after twelve (12) continuous months at the foreign location.

York International Corporation will pay for business class round-trip airfare by the most direct route, for the employee between the foreign location and the point of origin. York International Corporation will reimburse the employee for reasonable meal expenses, hotel accommodations, gratuities and miscellaneous transportation expenses between the foreign location and the point of origin.

Any time spent on authorized York International Corporation business during the Home Leave shall not be charged against Home Leave time.

Because the intent of the Home Leave is to keep the employee acquainted with family and friends, and any changing political and social conditions in the home country, York International Corporation will not provide pay in lieu of Home Leave during the foreign assignments.

B. Vacation Time

The vacation policy of the home country will apply.

C. Legal Holidays

Legal holidays at the foreign location shall be observed by the employee and shall not be counted against vacation time.

10. ASSISTANCE PROGRAMS

A. Educational Assistance

The educational assistance program is designed to ensure that the employee’s children attending primary and secondary school at the foreign location receive the education necessary for them to advance grades along with their home country peers.

Should public schools at the foreign location not meet this objective, York International Corporation will pay for tuition, books, required school uniforms and transportation costs for each child attending an adequate private school at the foreign location.

If no adequate school is available at the foreign location, York International Corporation, in addition to the above costs, will pay for room, board, and two round trips per year between the nearest adequate school and the foreign location.

York International Corporation will use O.R.C. recommendations in determining the adequacy of foreign location schools. Should the employee decide to educate a primary or secondary school in the home country, York International Corporation will pay only the allowance that would have been paid for tuition, room, board, and travel to the nearest adequate school. York International Corporation will not pay for pre-primary education at the foreign location. If the employee’s dependent attends college in the home country, York International Corporation will pay for one round trip annually, economy class, between the dependent’s college and the foreign location. If the dependent incurs higher tuition costs because the employee is no longer a resident in the home country, York International Corporation will reimburse the employee for the cost in excess of normal tuition for one year only.

B. Car Allowance

York International Corporation will provide a car allowance for the employee for the duration of the foreign assignment. The amount will be $600/month effective January 1, 2005.

11. EMERGENCIES

A. Security

If the foreign location is considered hazardous due to political unrest or terrorist activities, local management and the employee shall determine proper security measures and necessary steps to be taken in the event of a security problem.

B. Evacuation

Should evacuation be necessary because of civil strife, war, etc., York International Corporation will pay for all temporary travel and living expenses for the employee.

York International Corporation shall reimburse the employee for all reasonable personal property losses incurred not otherwise covered by insurance.

C. Personal Emergencies

Any expenses resulting from emergency situations which the employee feels should be considered for reimbursement shall be submitted in writing to the Vice President Human Resources, who may authorize reimbursement to the employee if appropriate.

D. Death or Illness of Immediate Family in the home country

In the case of death or critical illness involving a dependent not residing at the foreign location, York International Corporation will pay for round-trip economy class airfare to and from the home country for the employee. The same cost will be reimbursed for the employee in the event of death or critical illness involving a parent, sister or brother or child.

E. Death of Employee

If the employee dies at the foreign location and burial is local, York International Corporation will pay all burial costs.

If the body is returned to the home country, York International Corporation will pay all expenses of embalming the body, preparing it for shipment, required documentation, required shipment containers and transportation by air service to the point of origin.

12. REASSIGNMENT, RETIREMENT, OR TERMINATION

A. Reassignment

If the employee is reassigned to another foreign location at the completion of a foreign assignment, all applicable provisions of this policy shall apply.

If the employee is reassigned to a home country York International Corporation unit, the relocation policy of the receiving unit shall apply.

B. Retirement

If the employee retires upon completion of the foreign assignment, York International Corporation will pay all shipping and travel costs, in accordance with this policy, for the employee to a home country location designated by the employee.

C. Termination

If the employee initiates termination, the employee shall give York International Corporation a minimum of thirty (90) days notice. The employee shall receive regular salary through the last day worked, and any accrued vacation pay in accordance with home country policy provided the required thirty (90) days notice is given.

If York International Corporation initiates termination, York International Corporation shall give the employee a minimum of thirty (30) days notice. The employee shall receive regular salary through the last day worked, and severance and/or accrued vacation pay in accordance with home country policy.

In accordance with this policy, York International Corporation will pay all moving and transportation expenses to the point of origin for the terminated employee, provided the employee returns to the point of origin within thirty (30) days of termination. If the employee chooses to remain at the foreign location following termination, York International Corporation shall make no payment in lieu of moving or transportation costs. For York International to assume the cost of moving or transportation should employee initiate termination, the employee must have completed a minimum of one (1) year at the foreign assignment.

Any additional termination provisions are addressed in the employee’s Employment Agreement dated as of January 1, 2005.

D. Duration

It is anticipated that this assignment is for a period of three (3) years or more, if agreeable to York International Corporation and Wilson Sun. However, the Company’s policy of “employment at will” guarantees no particular length or duration of employment. Additionally, the employment of every individual is subject to the normal policies of the Company and its benefit plans, as they may be revised from time to time. Upon successful completion of the assignment, the employee will be provided a comparable position within the Company, subject to the “employment at will provision”.

YORK INTERNATIONAL CORPORATION

C. David Myers Date

I hereby confirm that I have read the conditions and terms of this reassignment and I do accept the assignment as President, Asia Pacific for York International Corporation.

Wilson Sun	Date